Exhibit 99.1
Sunrun Reports Fourth Quarter and Full Year 2020 Financial Results
Customer Additions of Approximately 23,500 in Q4, Bringing Total Customers to over 550,000, 18% year-over-year growth in Customers pro-forma for Vivint Solar
Net Subscriber Value of $9,051 resulting in Total Value Generated of $170 million during Q4
Annual Recurring Revenue of $668 Million with Average Contract Life Remaining of 17 years
Net Earning Assets of $4.2 billion
Networked Solar Energy Capacity of 3.9 Gigawatts

SAN FRANCISCO, February 25, 2021 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the fourth quarter and full year ended December 31, 2020.

“Extreme weather events and power outages necessitate a transition to a clean and decentralized energy system,” said Lynn Jurich, Sunrun’s Chief Executive Officer and co-founder. “Sunrun is leading this change with affordable local solar and battery solutions, delivering reliable clean energy to American households and supporting grid stability.”

“The fourth quarter capped off a transformative year for Sunrun,” said Tom vonReichbauer, Sunrun’s Chief Financial Officer. “The Sunrun team again delivered sequential volume growth and margin expansion. We also closed the acquisition of Vivint Solar and with more than four months of integration behind us, we’re increasing our expected cost synergies from the transaction from $90 million to $120 million. The combination of continued operational improvements and strategic advantage from our increased scale sets the company up for a break-out 2021.”

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 3% of the 77 million addressable homes in the US have solar. The US residential electricity market is over $187 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. In addition to delivering a superior electricity service, we are increasingly working to network our dispatchable solar and battery systems to provide resources to the grid, such as virtual power plants, to also serve the $120 billion annual market for utility capex. These virtual power plants offer greater potential for resiliency and precision than bulky centralized infrastructure.

In 2021 Sunrun expects to significantly accelerate its growth rate to 20-25%, from a baseline scale that’s already twice the next competitor, with strong customer margins. At the same time, the company will increase its competitive advantages.

Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights from the last quarter:

•In October 2020, Sunrun completed its acquisition of Vivint Solar. The transaction solidified Sunrun's position as the leader in home solar and energy services across the United States and a top owner of solar assets globally with more than three gigawatts of solar energy and more than 550,000 Customers.
•Utility rates continue to increase in many markets throughout the country, which increases our value proposition. In December, PG&E, the largest utility in California, announced that customers will be hit with an average rate increase of 8%. Just this month many homeowners in Texas have been surprised with skyrocketing bills, many over $10,000. Utility rates have been increasing across the country, with retail rates in our markets increasing 3% per year on average for the last 15 years. Utility capital spending is forecast to continue to rise, increasing the value we can bring to customers seeking affordable, clean energy with simple rate structures.
•The Sunrun team navigated a dynamic operating environment at the onset of COVID and delivered sequential volume growth and margin expansion throughout 2020. Sunrun, combined with Vivint Solar, increased its base of Customers by more than 18% year-over-year through the fourth quarter.
•Record storms, heat waves, cold snaps, and raging wildfires continue to uncover vulnerabilities with the electric grid’s aging infrastructure, leaving millions of people without power. Sunrun has now installed more than 16,000 Brightbox systems nationwide, which offer homeowners the ability to power through outages with clean and

Exhibit 99.1
reliable home energy. In late 2020, Sunrun launched Brightbox to all of the company’s markets, including eight additional states (New Hampshire, Connecticut, Rhode Island, Pennsylvania, Maryland, Illinois, South Carolina and New Mexico) and Washington, D.C.
•In February, Sunrun expanded into additional areas of Texas and Florida, including San Antonio and Miami. Recent storms and grid outages have driven more homeowners to seek affordable, reliable clean energy offerings. In Texas, for instance, our website traffic increased 350% following unprecedented grid outages. Our sales teams reported a record number of appointments in a single day. Brightbox helped hundreds of Texas customers power through forced utility blackouts by providing them with thousands of hours of backup energy to keep their families warm and provide essential services for multiple days, including outages which lasted up to 50 hours, as solar systems continued to generate energy and recharge batteries during the winter storm.
•In January 2021, Sunrun issued $400 million of 0% coupon convertible senior notes and entered into a capped call transaction, increasing the effective conversion price to $157.22 per share.
•More politicians are recognizing the urgent need to address climate change and invest in job-creating initiatives. In December 2020, Congress extended the Investment Tax Credit (ITC) for an additional two years at the 26% level through 2022 and then gradually declining to 10% by 2025. It also extends the placed in service clause by two years, which allows solar developers to delay the step-downs. In a year that a developer incurs at least 5% of a project’s cost, even if only through an inventory purchase, that year’s ITC will apply if construction is completed before January 1, 2026. The ITC has a proven track record of bipartisan support.

Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and batteries can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar as a service subscriptions, whole-home backup power capabilities, and participation in virtual power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. These efforts will increase Sunrun’s share of the home energy wallet and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:

•In November 2020, Sunrun announced that it contracted with Southern California Edison (SCE) to provide five megawatts of new energy capacity by 2023, increasing the number of awarded virtual power plant contracts to 12. During the 10-year fixed-price contract, Sunrun will dispatch energy from thousands of its Brightbox solar-powered battery systems installed in the SCE territory, lowering the overall cost of power and reducing critical strain on the energy system. The same solar-powered home batteries will also provide reliable backup power to these households if the power goes out
•We continue to innovate and set the stage for increased customer values over time by building larger systems and offering additional services. For instance, today we are deploying solar equipment that enables electric vehicle charging.

ESG Efforts: Embracing Sustainability & Investing in Communities

Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:

•Sunrun continues its investment in robust employee experience programs and building and sustaining a culture of inclusion. The coming together of two companies unlocked potential for us to grow and create jobs. Sunrun, combined with Vivint Solar, now has approximately 8,500 full-time employees.

Exhibit 99.1
•Sunrun provides rewarding employment opportunities that offer competitive benefits and compensation. To that end, we have committed to providing all of our employees wages of at least $15 per hour, and have ensured this as we have integrated Vivint Solar’s workforce into our combined company.
•The principles of diversity, inclusion & belonging are proactively integrated into our organizational strategy with the belief that every person has a responsibility to help make our environment more inclusive. We strengthened our talent communities with over 800 employees participating in our 6 Employee Resource Groups (ERGs) which include the Asian+, Black+, Latinx+, Pride, Veteran, and Women’s ERGs. Sunrun was also the first solar company, and one of only 500 total companies, selected to be part of the Department of Defense Military Spouse Employment Partnership.
•In 2020, our Networked Solar Energy Capacity prevented GHG emissions totaling an estimated 2.4 million metric tons of CO2e, pro-forma to include Vivint Solar. In 2020, we installed more than 600 megawatts of solar to over 84,000 Customers, pro-forma to include Vivint Solar. These systems are expected to prevent the emission of over 13 million metric tons of CO2e over the next thirty years.
•In November, Sunrun announced four environmental justice initiatives to expand access to solar and its benefits. The partnerships are with Blacks in Green - Chicago, Grid Alternatives, Rising Sun Center for Opportunity and WE ACT. The efforts include advocating for more social equity in solar policies, removing financial barriers to solar, and hiring from disadvantaged communities.

Key Operating Metrics

Updates to Naming Conventions & Calculation Methodology

Commencing with this earnings release, Sunrun has made certain adjustments to the names used and calculation methodology of certain key metrics. These include, but are not limited to, reflecting Subscriber Value (formerly Project Value) and Gross Earning Assets using a 5% discount rate (formerly 6%), reflecting the lower cost of capital environment and our continued ability to raise capital at rates well below 6%. Customers signed to a Lease or Power Purchase Agreement (PPA) are now referred to as Subscribers. Subscriber Value and Net Subscriber Value (formerly referred to as Unlevered NPV) are presented per subscriber, instead of per watt of solar energy capacity. Further, Net Subscriber Value also includes uncapitalized operating expenses within Creation Cost, harmonizing with Vivint Solar’s former reporting method along with modifications the company has made to internal cost accounting and measurement for fleet servicing expenses. NPV is now referred to as Total Value Generated and represents the Net Subscriber Value multiplied by Subscriber Additions. Net Earning Assets now includes both recourse and non-recourse debt, along with total cash. Megawatts Deployed is now referred to as Solar Energy Capacity Installed and Cumulative Megawatts Deployed is now referred to as Networked Solar Energy Capacity.

Fourth Quarter and Full Year 2020 Operating Results

Note that the following operating metrics are presented pro-forma to include operations from Vivint Solar during the entire period, unless otherwise stated.

In the fourth quarter of 2020, Customer Additions were 23,543, including 18,803 Subscriber Additions. For the full-year 2020, Customer Additions were 84,559, including 70,774 Subscriber Additions. As of December 31, 2020, Sunrun had 550,078 Customers, including 478,910 Subscribers.

Annual Recurring Revenue from Subscribers was $668 million as of December 31, 2020. The Average Contract Life Remaining of Subscribers was 17.2 years as of December 31, 2020.

Subscriber Value was $37,368 in the fourth quarter of 2020 while Creation Cost was $28,317. Net Subscriber Value was $9,051 in the fourth quarter of 2020. This represents approximately $1.23 in Net Subscriber Value per watt of Solar Energy Capacity Installed.

Total Value Generated was $170.2 million in the fourth quarter of 2020.

Gross Earning Assets as of December 31, 2020 were $7.8 billion. Net Earning Assets were $4.2 billion, which includes $708 million in total cash, as of December 31, 2020.

Exhibit 99.1
Solar Energy Capacity Installed was 172 Megawatts in the fourth quarter of 2020 and 603 Megawatts for the full-year 2020. Solar Energy Capacity Installed for Subscribers was 139 Megawatts in the fourth quarter of 2020 and 511 Megawatts for the full-year 2020.

Networked Solar Energy Capacity was 3,885 Megawatts as of December 31, 2020, an increase of 1,898 Megawatts or 95% compared to December 31, 2019, not pro-forma for the acquisition of Vivint Solar. Networked Solar Energy Capacity for Subscribers was 3,407 Megawatts as of December 31, 2020.

Outlook

Management expects Solar Energy Capacity Installed growth to be in a range of 20% to 25% in 2021 for the full-year, pro-forma for Vivint Solar. Total Value Generated is expected to be above $700 million in 2021 for the full-year.

Management is also increasing the expected cost synergies derived from the acquisition of Vivint Solar from $90 million to $120 million in run-rate synergies by the end of 2021.

Fourth Quarter 2020 GAAP Results

Note that the following GAAP results include Vivint Solar as of October 8, 2020, unless otherwise stated, and are not presented pro-forma to include Vivint Solar prior to the closing of the acquisition.

Total revenue was $320.4 million in the fourth quarter of 2020, up $76.5 million, or 31%, from the fourth quarter of 2019. Customer agreements and incentives revenue was $164.5 million, an increase of $65.2 million, or 66%, compared to the fourth quarter of 2019. Solar energy systems and product sales revenue was $156.0 million, an increase of $11.3 million, or 8%, compared to the fourth quarter of 2019.

Total cost of revenue was $273.5 million, an increase of 50% year-over-year. Total operating expenses were $576.8 million, an increase of 97% year-over-year.

Included in operating costs were non-recurring acquisition and deal related expenses and restructuring costs of $25.3 million in the fourth quarter of 2020. Operating costs also include stock-based compensation expenses of $133.0 million in the fourth quarter of 2020.

Consistent with purchase accounting standards under GAAP, the fair value of outstanding equity awards for Vivint Solar employees was reevaluated upon the closing of the acquisition, which resulted in a step-up of the value of such awards which will result in an increase to non-cash stock-based compensation expense until such awards have fully vested. Additionally, the value of Solar Energy Systems was recorded based on a fair value assessment, which was approximately $1.1 billion higher than the book value at the date of the acquisition, and will result in additional non-cash depreciation expense over the estimated useful life of the assets, partially offset by a write-off of Vivint Solar’s Cost to Obtain Customer Agreements.

Net loss attributable to common stockholders was $169.3 million, or $0.88 per share, in the fourth quarter of 2020.

Full Year 2020 GAAP Results

Total revenue grew to $922.2 million in the full year 2020, up $63.6 million, or 7%, from 2019. Customer agreements and incentives revenue was $484.2 million, an increase of $96.3 million, or 25%, compared to 2019. Solar energy systems and product sales revenue was $438.0 million, a decrease of $32.7 million, or 7%, compared to 2019.

Total cost of revenue was $743.5 million, an increase of 15% year-over-year. Total operating expenses were $1,387.3 million, an increase of 29% year-over-year.

One-time acquisition and deal related expenses and restructuring costs were $58.9 million for the full-year 2020.

Net loss attributable to common stockholders was $173.4 million for the full year 2020.

Net loss per share attributable to common stockholders was $173.4 million, or $1.24 per share, for the full year 2020.

Exhibit 99.1
Financing Activities

As of February 25, 2021, closed transactions and executed term sheets provide us expected tax equity and project debt capacity to fund over 500 megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through the end of the fourth quarter of 2020.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2020 results and business outlook at 2:00 p.m. Pacific Time today, February 25, 2021. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing 877-407-5989 (toll-free) or 201-689-8434 (international). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution, Brightbox, brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the impact of COVID-19 on the Company and its business and operations; the Company’s financial and operating guidance and expectations; the Company’s business plan, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in the company’s business strategies, expectations regarding market share, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s ability to manage supply chains and workforce; factors outside of the Company’s control such as macroeconomic trends, public health emergencies, natural disasters, and the impacts of climate change; the legislative and regulatory environment of the solar industry; and expectations regarding the Company’s storage and energy services businesses, the Company’s acquisition of Vivint Solar (including cost synergies), the Company’s capped call transaction, anticipated emissions reductions due to utilization of the Company’s solar systems, and the Company’s agreement with Southern California Edison. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the impact of COVID-19 on the Company and its business and operations; the successful integration of Vivint Solar; the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence and spending; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s ability to attract and retain the Company’s relationships with third parties, including the Company’s solar partners; the Company’s continued ability to manage costs associated with solar service offerings; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the solar industry generally, an and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Exhibit 99.1
Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash	$519,965	$269,577
Restricted cash	188,095	93,504
Accounts receivable, net	95,141	77,728
Inventories	283,045	260,571
Prepaid expenses and other current assets	51,483	32,450
Total current assets	1,137,729	733,830
Restricted cash	148	148
Solar energy systems, net	8,202,788	4,492,615
Property and equipment, net	62,182	56,708
Intangible assets, net	18,262	19,543
Goodwill	4,280,169	95,094
Other assets	681,665	408,403
Total assets	$14,382,943	$5,806,341
Liabilities and total equity
Current liabilities:
Accounts payable	$207,441	$223,356
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	28,627	16,062
Accrued expenses and other liabilities	325,614	148,497
Deferred revenue, current portion	108,452	77,643
Deferred grants, current portion	8,251	8,093
Finance lease obligations, current portion	11,037	10,064
Non-recourse debt, current portion	195,036	35,348
Pass-through financing obligation, current portion	16,898	11,031
Total current liabilities	901,356	530,094
Deferred revenue, net of current portion	690,824	651,856
Deferred grants, net of current portion	213,269	218,568
Finance lease obligations, net of current portion	12,929	12,895
Recourse debt	230,660	239,485
Non-recourse debt, net of current portion	4,370,449	1,980,107
Pass-through financing obligation, net of current portion	323,496	327,974
Other liabilities	268,684	141,401
Deferred tax liabilities	81,905	65,964
Total liabilities	7,093,572	4,168,344
Redeemable noncontrolling interests	560,461	306,565
Total stockholders’ equity	6,077,911	964,731
Noncontrolling interests	650,999	366,701
Total equity	6,728,910	1,331,432
Total liabilities, redeemable noncontrolling interests and total equity	$14,382,943	$5,806,341

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Customer agreements and incentives	$164,456	$99,297	$484,160	$387,835
Solar energy systems and product sales	155,950	144,640	438,031	470,743
Total revenue	320,406	243,937	922,191	858,578
Operating expenses:
Cost of customer agreements and incentives	146,601	72,898	385,650	280,344
Cost of solar energy systems and product sales	126,853	109,307	357,876	365,485
Sales and marketing	141,608	71,679	352,299	275,148
Research and development	5,326	5,099	19,548	23,563
General and administrative	155,087	31,857	266,746	125,023
Amortization of intangible assets	1,363	1,524	5,180	4,755
Total operating expenses	576,838	292,364	1,387,299	1,074,318
Loss from operations	(256,432)	(48,427)	(465,108)	(215,740)
Interest expense, net	(78,588)	(46,686)	(230,601)	(174,246)
Other income (expenses), net	7,422	—	8,188	(9,254)
Loss before income taxes	(327,598)	(95,113)	(687,521)	(399,240)
Income tax benefit	(30,149)	(8,116)	(60,573)	(8,218)
Net loss	(297,449)	(86,997)	(626,948)	(391,022)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(128,129)	(99,497)	(453,554)	(417,357)
Net (loss) income attributable to common stockholders	$(169,320)	$12,500	$(173,394)	$26,335
Net (loss) income per share attributable to common stockholders
Basic	$(0.88)	$0.11	$(1.24)	$0.23
Diluted	$(0.88)	$0.10	$(1.24)	$0.21
Weighted average shares used to compute net (loss) income per share attributable to common stockholders
Basic	192,597	118,199	139,606	116,397
Diluted	192,597	124,550	139,606	123,876

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating activities:
Net loss	$(297,449)	$(86,997)	$(626,948)	$(391,022)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	86,685	48,543	242,942	187,163
Deferred income taxes	(30,149)	(8,116)	(60,573)	(8,218)
Stock-based compensation expense	133,043	6,886	170,587	26,306
Interest on pass-through financing obligations	5,686	5,968	23,166	24,326
Reduction in pass-through financing obligations	(10,281)	(9,675)	(39,188)	(39,083)
Other noncash items	19,793	9,280	51,040	25,780
Changes in operating assets and liabilities:
Accounts receivable	2,261	(3,821)	4,988	(14,864)
Inventories	(35,050)	(150,794)	47,554	(181,104)
Prepaid and other assets	(79,075)	(14,301)	(117,033)	(81,630)
Accounts payable	11,795	60,612	(45,718)	67,356
Accrued expenses and other liabilities	15,658	27,550	(10,306)	42,081
Deferred revenue	25,870	16,486	41,517	138,422
Net cash used in operating activities	(151,213)	(98,379)	(317,972)	(204,487)
Investing activities:
Payments for the costs of solar energy systems	(347,568)	(221,051)	(966,580)	(815,188)
Business combination, net of cash acquired	537,242	—	537,242	(2,722)
Purchase of equity method investment	—	—	(65,356)	—
Purchases of property and equipment, net	(711)	(4,161)	(3,095)	(25,345)
Net cash provided by (used in) investing activities	188,963	(225,212)	(497,789)	(843,255)
Financing activities:
Proceeds from state tax credits, net of recapture	(344)	1,342	5,683	2,253
Proceeds from issuance of recourse debt	55,750	45,450	182,700	185,450
Repayment of recourse debt	(50,000)	(45,000)	(191,525)	(192,965)
Proceeds from issuance of non-recourse debt	308,543	499,499	751,493	1,181,549
Repayment of non-recourse debt	(191,088)	(282,408)	(399,459)	(670,508)
Payment of debt fees	(5,730)	(18,928)	(14,083)	(28,687)
Proceeds from pass-through financing and other obligations	2,973	1,917	8,701	9,140
Early repayment of pass-through financing obligations	—	—	—	(7,597)
Payment of finance lease obligations	(2,815)	(3,470)	(10,578)	(13,919)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	206,206	140,419	818,061	711,914
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(48,682)	(23,761)	(111,223)	(76,654)
Acquisition of noncontrolling interests	(2,694)	—	(2,694)	(4,600)
Net proceeds related to stock-based award activities	16,825	3,348	48,664	16,196
Proceeds from shares issued in connection with a subscription agreement	—	—	75,000	—
Repurchase of common stock	—	(5,000)	—	(5,000)
Net cash provided by financing activities	288,944	313,408	1,160,740	1,106,572
Net change in cash and restricted cash	326,694	(10,183)	344,979	58,830
Cash and restricted cash, beginning of period	381,514	373,412	363,229	304,399
Cash and restricted cash, end of period	$708,208	$363,229	$708,208	$363,229

Exhibit 99.1

Key Operating and Financial Metrics

	Three Months Ended	Full Year Ended
In period volume metrics:(1)	December 31, 2020	December 31, 2020
Customer Additions	23,543	84,559
Subscriber Additions	18,803	70,774
Solar Energy Capacity Installed (in Megawatts)	172	603
Solar Energy Capacity Installed for Subscribers (in Megawatts)	139	511

In-period value creation metrics:(1)		Three Months Ended December 31, 2020
Subscriber Value Contracted Period		$34,232
Subscriber Value Renewal Period		$3,136
Subscriber Value		$37,368
Creation Cost		$28,317
Net Subscriber Value		$9,051
Total Value Generated (in millions)		$170

	Three Months Ended	Full Year Ended
In-period environmental impact metrics:(1)	December 31, 2020	December 31, 2020
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	2.4	2.4
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	3.8	13.4

Period-end metrics:	December 31, 2020	December 31, 2019
Customers	550,078	277,228
Subscribers	478,910	236,593
Networked Solar Energy Capacity (in megawatts)	3,885	1,987
Networked Solar Energy Capacity for Subscribers (in megawatts)	3,407	1,725
Annual Recurring Revenue (in millions)	$668	n.d.
Average Contract Life Remaining (in years)	17.2	n.d.
Gross Earning Assets Contracted Period (in millions)	$5,234	$2,743
Gross Earning Assets Renewal Period (in millions)	$2,539	$1,403
Gross Earning Assets (in millions)	$7,773	$4,147
Net Earning Assets (in millions)	$4,168	$2,108
(1)Figures presented pro-forma to include Vivint Solar.
Note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection,

Exhibit 99.1
(ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 5%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Exhibit 99.1
Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 5%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 5%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com
(415) 373-5206

Media Contact:

Andy Newbold
Director of Communications
press@sunrun.com